                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 240.14a-11(c) of Rule 240.14a-12
                                 PULITZER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                              [PULITZER INC. LOGO]
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000

                                                                  April 12, 2002

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Tuesday, May 14, 2002, at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105.

     Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote for (i) the election of the three persons nominated as Class A directors of the Company to three-year terms expiring in 2005; (ii) the approval of the Pulitzer Inc. 2000 Stock Purchase Plan, and (iii) the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2002 fiscal year.

     At the meeting, the Board of Directors will report on the Company's affairs, and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and return the enclosed proxy in the enclosed envelope or that you register your vote by telephone or on the Internet by following the instructions on your proxy card at your earliest convenience.

     Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ Michael E. Pulitzer
                                          MICHAEL E. PULITZER
                                          Chairman of the Board

                                        /s/ Robert C. Woodworth
                                          ROBERT C. WOODWORTH
                                          President and Chief Executive Officer

                                 PULITZER INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

                                                             St. Louis, Missouri
                                                                  April 12, 2002

     The Annual Meeting of Stockholders of Pulitzer Inc. will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on May 14, 2002, at 10:00 A.M., Central Daylight Time, for the following purposes:

          1. To elect three Class A directors to three-year terms expiring in 2005.

          2. To consider and approve the Pulitzer Inc. 2000 Stock Purchase Plan.

          3. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2002 fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 2, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of these stockholders will be available for inspection ten days prior to the annual meeting at the Company's executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

     Stockholders are requested to complete, sign, date and return the enclosed form of proxy in the enclosed envelope or register their vote by telephone or on the Internet by following the instructions on the proxy card. No postage is required if the proxy card is mailed in the United States.

                                          JAMES V. MALONEY
                                          Secretary

                                 PULITZER INC.
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share (the "Common Stock"), and Class B common stock, $.01 par value per share (the "Class B Common Stock"), of Pulitzer Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 14, 2002, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

     Proxies for use at the meeting were first mailed to stockholders on or about April 12, 2002, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or facsimile by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed, or you may vote your shares by telephone or on the Internet by following the instructions on your proxy card (except under the limited circumstances in which telephonic or Internet voting is not available). Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, by voting in person at the meeting, by changing their vote on the Internet or by using the telephone voting procedures. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no selections are made, the proxies will be voted for the election of the three persons nominated as Class A directors of the Company, for the approval of the Pulitzer Inc. 2000 Stock Purchase Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2002 fiscal year.

     The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is required for the election of directors, and the affirmative vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is required for the approval of the Pulitzer Inc. 2000 Stock Purchase Plan, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of such other matters as may properly come before the meeting or any adjournment thereof. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of The New York Stock Exchange, Inc. As to the matters to be acted on at the Annual Meeting, brokers or nominees will have discretionary voting authority.

     A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold authority to vote for any one or more nominees. In the case of the election of directors, instructions on the accompanying proxy card to withhold authority to vote for all or one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action. Abstentions from the vote to approve the Pulitzer Inc. 2000 Stock Purchase Plan, to consider ratification of the appointment of Deloitte & Touche LLP or the approval of such other matters as may properly come before the meeting or any adjournment thereof are treated as votes against each proposal.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 2, 2002 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of April 2, 2002, the Company had outstanding 9,293,331 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 11,956,242 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. As of April 2, 2002, 11,291,397 shares of Class B Common Stock were held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the three persons nominated as Class A directors, for the approval of the Pulitzer Inc. 2002 Stock Purchase Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2002 fiscal year. See "Principal Stockholders -- Voting Trust."

GENERAL

     The Company was capitalized on March 18, 1999 with approximately $550 million in cash and all the other assets of Pulitzer Publishing Company ("PPC") (other than broadcasting assets) as a result of the Spin-off (as defined below) and is now operating the principal newspaper publishing and related "new media" businesses formerly operated by PPC. The Company was organized as a corporation in 1998 and, prior to the Spin-off, was a wholly-owned subsidiary of PPC.

     On March 18, 1999, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and among PPC, the Company and Hearst-Argyle Television, Inc. ("Hearst-Argyle"), Hearst-Argyle acquired, through a merger transaction (the "Merger"), PPC's television and radio broadcasting operations in exchange for the issuance to PPC's stockholders of 37,096,774 shares of Hearst-Argyle's Series A common stock. Prior to the Merger, PPC's newspaper publishing and related new media businesses were contributed to the Company in a tax-free "spin-off" to PPC stockholders (the "Spin-off"). The Merger and Spin-off are collectively referred to as the "Transactions."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock as of April 2, 2002, (i) by each director or director nominee of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock,
(iii) by the executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) by all directors, director nominees and officers of the Company as a group.

                                                                    CLASS B
                                           COMMON STOCK           COMMON STOCK       PERCENT OF AGGREGATE
                                        -------------------   --------------------     VOTING POWER OF
       DIRECTORS, OFFICERS AND           NUMBER                 NUMBER                 COMMON STOCK AND
           5% STOCKHOLDERS+             OF SHARES   PERCENT   OF SHARES    PERCENT   CLASS B COMMON STOCK
       -----------------------          ---------   -------   ----------   -------   --------------------
Trustees of Pulitzer Inc. Voting
  Trust(1)............................         --      --     11,291,397    94.4%            87.1%
Emily Rauh Pulitzer(2)(3).............         --      --      6,054,567    50.6%            46.7%
Michael E. Pulitzer(2)(4)(5)..........    231,467     2.3%     1,778,146    15.0%            13.7%
David E. Moore(2)(6)..................      1,695       *      3,021,848    25.3%            23.3%
Ken J. Elkins(7)......................     12,029       *             --      --               **
James M. Snowden, Jr.(7)..............     12,666       *             --      --               **
William Bush(8).......................      9,000       *             --      --               **
Susan T. Congalton(8).................      3,000       *             --      --               **
Alice B. Hayes(8).....................      9,000       *             --      --               **
Robert C. Woodworth(2)(8).............    231,467     2.3%            --      --               **
Ronald H. Ridgway(9)..................    174,412     1.7%            --      --               **
Alan G. Silverglat(2).................        267       *             --      --               **
Mark G. Contreras(8)..................     47,000       *             --      --               **
Terrance C.Z. Egger(10)...............     68,007       *             --      --               **
Matthew G. Kraner(8)..................     20,834       *             --      --               **
Gabelli Asset Management, Inc.(11)
One Corporate Center
Rye, New York 10580-1434..............  2,760,541    27.3%            --      --              2.1%
NewSouth Capital Management, Inc.(12)
1000 Ridgeway Loop Road
Suite 233
Memphis, Tennessee 38120..............  1,098,146    10.9%            --      --               **
Trinity Capital of Jacksonville,
Inc.(13)
1620 Independent Square
Jacksonville, Florida 32202...........    880,300     8.7%            --      --               **
All directors and officers as a group
  (18 persons)(2)(14).................  1,044,150    10.3%    10,864,561    90.9%            84.6%

---------------
  + Unless otherwise indicated, the address of each person or entity named in the table is c/o Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.
  *  Represents less than 1% of the outstanding Common Stock.
 ** Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.
 (1) The Trustees of the Pulitzer Inc. Voting Trust are David E. Moore, Michael
     E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth. The Pulitzer Inc. Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, MO 63101.
 (2) Excludes shares that may be deemed to be beneficially owned solely as a trustee of the Pulitzer Inc. Voting Trust.
 (3) Includes 6,016,178 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.

 (4) Includes 1,734,866 shares held in trusts and 42,780 shares held in a private foundation. These shares are beneficially owned by Mr. Pulitzer. Also includes 500 shares held in trust for the benefit of the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.
 (5) Includes 231,467 shares of Common Stock which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
 (6) Includes 50,998 shares of Class B Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.
 (7) Includes 9,000 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
 (8) Represents shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof. With respect to Mr. Woodworth, does not include 25,080 shares covered by vested restricted stock units which are not distributable within 60 days of the date hereof.
 (9) Includes 156,070 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(10) Includes 61,134 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(11) This figure is based on information set forth in Amendment No. 19 to the
     Schedule 13D, dated March 8, 2002, filed by Gabelli Asset Management, Inc. and certain entities affiliated with Gabelli Asset Management, Inc. with the Securities and Exchange Commission. The Schedule 13D states that (i) Gabelli Funds, LLC has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 294,000 of such shares, (ii) GAMCO Investors, Inc. has the sole power to vote, or direct the vote of, 2,392,041 of such shares and the sole power to dispose, or direct the disposition of, 2,456,541 of such share, and (iii) Gemini Capital Management Ltd. has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 10,000 of such shares.
(12) This figure is based on information set forth in Amendment No. 2 to the
     Schedule 13G, dated February 13, 2002, filed by NewSouth Capital Management, Inc. with the Securities and Exchange Commission. The Schedule 13G states that NewSouth Capital Management, Inc. has the sole power to vote, or direct the vote of, 951,446 of such shares, the sole power to dispose, or direct the disposition of, 1,084,946 such shares, and has the shared power to dispose, or direct the disposition of, 13,200 such shares.
(13) This figure is based on information set forth in Amendment No. 1 to the
     Schedule 13G, dated February 14, 2002, filed by Trinity Capital of Jacksonville, Inc. with the Securities and Exchange Commission. The
     Schedule 13G states that (i) Trinity Capital of Jacksonville, Inc. has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of, 880,300 shares, (ii) Thad L. McNulty has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of 880,300 shares, and (iii) George M. White has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of, 880,300 shares.
(14) Includes 816,322 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

VOTING TRUST

     As of April 2, 2002, stockholders of the Company holding 11,291,397 shares of Class B Common Stock, representing approximately 87.1% of the combined voting power of the Company's outstanding Common Stock and Class B Common Stock, have entered into an agreement providing for the creation of a voting trust (the "Voting Trust"). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates ("Voting Trust Certificates") evidencing their interest in the shares so deposited.

     The current trustees of the Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth (the "Trustees"). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust. However, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the outstanding Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on March 18, 2009.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

     The members of the Company's Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Three Class A Directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of Emily Rauh Pulitzer, James M. Snowden, Jr. and Robert C. Woodworth to serve until the 2005 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees now serves as a Class A Director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

                                   MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and directors.

                                                                           DATE OF                  TERM
                                                                        EMPLOYMENT BY   DIRECTOR   EXPIRES
    NAME, AGE AND CLASS             POSITIONS WITH THE COMPANY           COMPANY(1)     SINCE(1)     IN
    -------------------             --------------------------          -------------   --------   -------
NOMINEES FOR ELECTION AS
  CLASS A DIRECTORS
Emily Rauh Pulitzer;          Director
  68(2).....................                                                  --          1999      2002
James M. Snowden, Jr.; 58...  Director                                        --          1999      2002
Robert C. Woodworth; 54.....  Director; President and Chief Executive       1999          1999      2002
                                Officer
DIRECTORS CONTINUING IN
  OFFICE
  CLASS B DIRECTORS
William Bush; 55............  Director                                        --          1999      2003
Michael E. Pulitzer;          Director; Chairman of the Board
  72(2).....................                                                1999          1998      2003
Ronald H. Ridgway; 63.......  Director                                        --          1998      2003
  CLASS C DIRECTORS
Ken J. Elkins; 64...........  Director                                        --          1999      2004
Alice B. Hayes; 64..........  Director                                        --          1999      2004
David E. Moore; 78(2).......  Director                                        --          1999      2004
Susan T. Congalton; 55......  Director                                        --          2001      2004
OTHER EXECUTIVE OFFICERS
Mark G. Contreras; 40.......  Vice President                                1999            --        --
Terrance C.Z. Egger; 44.....  Vice President                                1999            --        --
James V. Maloney; 52........  Secretary                                     1999            --        --
Alan G. Silverglat, 55......  Senior Vice President -- Finance              2002            --        --

---------------

(1) Any service as a director of or employment by PPC is discussed individually in the biographies that follow this table.

(2) Michael E. Pulitzer and David E. Moore are cousins, and Michael E. Pulitzer is the brother-in-law of Emily Rauh Pulitzer.

     EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves on boards and committees of certain St. Louis and national charitable, civic and arts organizations. Mrs. Pulitzer has entered into a consulting agreement with the Company pursuant to which the Company has agreed to use its best efforts to cause

Mrs. Pulitzer to be a member of its Board of Directors. Mrs. Pulitzer served as director of PPC from 1993 until 1999.

     JAMES M. SNOWDEN, Jr. has been an Executive Vice President of Huntleigh Securities Corporation ("Huntleigh") since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained and compensated, and intends to retain and compensate in the future, Huntleigh as a financial advisor in connection with such financial matters as it deems appropriate. Mr. Snowden served as a director of PPC from 1986 until 1999.

     ROBERT C. WOODWORTH has served as the Company's President and Chief Executive Officer since January 1999. Mr. Woodworth was a Vice
President -- Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ABC, most recently as Publisher of The Kansas City Star and Senior Vice President -- Metro Newspapers. Mr. Woodworth, who joined Capital Cities in 1973, previously served in various capacities at a number of Capital Cities properties, including Executive Vice President and General Manager of The Fort-Worth Star Telegram and Vice President -- Operations of The Belleville News-Democrat.

     WILLIAM BUSH has been a partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) since 1977. He is the partner in charge of the New York office and a member of the Executive Committee of the firm. The Company has retained and compensated, and intends to retain and compensate in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate. Mr. Bush served as a director of PPC from 1997 until 1999.

     MICHAEL E. PULITZER has been Chairman of the Board of the Company since May 1998, serving as Executive Chairman of the Company from June 1, 1999 until May 31, 2001, and thereafter as non-executive Chairman of the Company. He served as the Company's President and Chief Executive Officer from May 1998 through December 1998. Mr. Pulitzer was elected Chairman of the Board of PPC in June 1993 and served as its President and Chief Executive Officer from April 1986 through mid March 1999. Mr. Pulitzer served as Vice Chairman of the Board of PPC from April 1984 through March 1986 and as its President and Chief Operating Officer from April 1979 through March 1984. Mr. Pulitzer has entered into an employment and consulting agreement with the Company, which includes an agreement by the Company to use its best efforts to cause Mr. Pulitzer to be a member of its Board of Directors. Mr. Pulitzer is a director of Hearst-Argyle. Mr. Pulitzer served as a director of PPC from 1964 until 1999.

     RONALD H. RIDGWAY served as the Company's Senior Vice President -- Finance from May 1998 through August 2001, retiring on October 1, 2001, and served as PPC's Senior Vice President -- Finance from March 1986 through mid March 1999. Prior to that, Mr. Ridgway served as PPC's Vice President -- Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986 and as Secretary and Assistant Treasurer from January 1978 through March 1979. Mr. Ridgway served as a director of PPC from 1979 until 1999.

     KEN J. ELKINS served as PPC's Senior Vice President -- Broadcasting Operations from April 1986 through mid March 1999 and prior thereto, from April 1984 through March 1986, served as PPC's Vice President -- Broadcast Operations. Mr. Elkins is a director of Hearst-Argyle. Mr. Elkins served as a director of PPC from 1983 until 1999.

     ALICE B. HAYES has been President of the University of San Diego since July 1995. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and for over five years prior thereto held various academic positions at Loyola University of Chicago. Dr. Hayes is a director of Jack in the Box Inc. and ConAgra Foods. Dr. Hayes served as a director of PPC from 1993 until 1999.

     DAVID E. MOORE, lifelong journalist, founded Harrison Independent (Westchester County, NY), Connecticut Business Journal in association with Westchester Business Journal, and International Business magazine. Mr. Moore has entered into a consulting agreement with the Company, pursuant to which the

Company has agreed to use its best efforts to cause Mr. Moore to be a member of its Board of Directors. Mr. Moore served as a director of PPC from 1984 until 1999.

     SUSAN T. CONGALTON has been managing director of Lupine L.L.C. (formerly Lupine Partners), which engages in consulting and private investments, since 1989. She served from 1987 until 1989 as Senior Vice President, Finance and Law of Carson Pirie Scott & Co. and as its Vice President, General Counsel and Secretary from 1985 until 1987. She is a director of Harris Trust and Savings Bank, Harris Bankcorp, Inc. and Bankmont Financial Corp.

     MARK G. CONTRERAS has served as a Vice President of the Company and Senior Vice President of Pulitzer Newspapers, Inc., a wholly-owned subsidiary, since March 1999. Prior to joining the Company, Mr. Contreras worked for Knight-Ridder, Inc. as publisher and president of The Times Leader in Wilkes-Barre, Pennsylvania.

     TERRANCE C.Z. EGGER has served as a Vice President of the Company since February 1999 and served as a Vice President of PPC from March 1996 until March 1999. Mr. Egger has served as Publisher of the St. Louis Post-Dispatch (the "Post-Dispatch") since July 1999, and served as General Manager of the Post-Dispatch from March 1996 until November 1999. Prior to joining PPC, Mr. Egger served as Vice President and Advertising Director for TNI Partners, a partnership in which the Company has an indirect 50% interest.

     JAMES V. MALONEY has served as Secretary of the Company since May 1998 and served as PPC's Secretary from January 1984 through mid March 1999. Mr. Maloney was appointed Director of Shareholder Relations for the Company in May 1999 and served as Director of Shareholder Relations for PPC from June 1987 through mid March 1999.

     ALAN G. SILVERGLAT has served as the Company's Senior Vice
President -- Finance since September 2001. Mr. Silverglat was Corporate Vice President/Treasurer at Knight Ridder, Inc. from June 1995 to August 2001. From 1980 through 1995, he served as Senior Vice President/Finance and Administration and Chief Financial Officer for Knight Ridder's Business Information Division, based in Kansas City, Missouri. Prior to joining Knight Ridder, Mr. Silverglat was with Ernst & Young.

     During 2001, the Board of Directors of the Company held nine meetings and acted one time by unanimous written consent. Each director attended more than seventy-five percent (75%) of the aggregate number of meetings of the Board and all Committees thereof on which he or she served, which were held during the period he or she served on the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 2001 fiscal year, the officers, directors and holders of more than 10% of the Company's Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee, a Nominating Committee and a Planning Committee.

     The Company's Audit Committee consists of three directors, (i) all of whom
(A) have no relationship to the Company that is deemed to interfere with the exercise of their independence from management and the Company, (B) are financially literate or are expected to become financially literate within a reasonable period of time following appointment to the Audit Committee and (C) are designated by a resolution adopted by a majority of the whole Board of Directors, and (ii) at least one of whom shall have accounting or related financial management expertise. The Audit Committee, which met ten times during 2001, assists the Board of

Directors by monitoring and reviewing the Company's financial reporting process, systems of internal controls and audit process and has such authority and responsibilities as may be set forth, from time to time, in the Company's Audit Committee Charter, which was adopted in May 1999 by the Board of Directors. Susan T. Congalton, Alice B. Hayes and James M. Snowden, Jr. currently serve as members of this Committee.

     The Company's Compensation Committee consists of the directors who hold the positions of Chairman of the Board and President and two directors who are not officers of the Company. The Board of Directors may at its discretion appoint a fifth person who, if such person is not a director, shall be an advisory member of the Compensation Committee. The Compensation Committee, which met five times and acted one time by unanimous written consent during 2001, renders advice with respect to compensation matters, administers, among other things, the Annual Incentive Compensation Plan, the Pulitzer Inc. Executive Transition Plan, the Pulitzer Inc. 1999 Stock Option Plan, the Pulitzer Inc. 1999 Key Employees' Restricted Stock Purchase Plan, the Pulitzer Inc. 1999 Employee Stock Purchase Plan and the Pulitzer Inc. 2000 Stock Purchase Plan. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are David
E. Moore, William Bush and James M. Snowden, Jr.

     The Company's Executive Committee consists of the two directors who hold the positions, respectively, of Chairman of the Board and President and one or more other directors who are designated by resolution adopted by a majority of the Board of Directors. The Executive Committee, which met two times during 2001, exercises the power and authority of the Board of Directors during the period between Board meetings, subject to certain limitations. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are David E. Moore and Ronald H. Ridgway.

     The Company's Finance Committee consists of two or more directors who are designated by resolution adopted by a majority of the Board of Directors and, in the discretion of the Board of Directors, up to two additional persons who are not directors, who are designated by resolution adopted by a majority of the Board of Directors and who shall be advisory members. This Committee, which met three times by unanimous written consent during 2001, may exercise, in general, the authority of the Board with respect to (i) approval or disapproval of contracts obligating the Company for more than $100,000 but not more than $750,000, (ii) designation of depositories for monies and other valuable effects of the Company and (iii) designation of signatories on all checks, demands for money or other similar accounts of the Company. Ronald H. Ridgway and Robert C. Woodworth currently serve as members of this Committee. Terrance C.Z. Egger and Alan G. Silverglat serve as advisory members of this Committee.

     The Company's Nominating Committee consists of two or more directors who are designated by resolution adopted by a majority of the whole Board. This Committee, which met two times during 2001, recommends qualified candidates to the Board of Directors and/or the stockholders for election as directors of the Company. Michael E. Pulitzer, David E. Moore and James M. Snowden, Jr. currently serve as members of this Committee.

     In accordance with the Company's Restated Certificate of Incorporation, any stockholder of record entitled to vote generally in the election of directors desiring to nominate one or more persons for election as directors at any meeting of stockholders may do so only if written notice of such stockholders' intent to make such nomination or nominations is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 50 days or more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residence addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     The Company's Planning Committee consists of the two directors who hold the positions, respectively, of Chairman of the Board and President and, in the discretion of the Board of Directors, up to ten additional persons, designated by resolution adopted by a majority of the whole Board of Directors, each of whom, if such person is not a director, shall be an advisory member. The Committee, which met three times during 2001, may consider and develop short and long-term plans and strategies for the Company for presentation to the Board of Directors for consideration and appropriate action. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are William Bush, Susan T. Congalton, Ken J. Elkins, Alice B. Hayes, David E. Moore, Emily Rauh Pulitzer, Ronald H. Ridgway and James M. Snowden, Jr. Terrance C.Z. Egger and Alan G. Silverglat serve as advisory members of this Committee.

DIRECTOR COMPENSATION

     Compensation for non-employee directors of the Company is set at $10,000 per year. In addition, each non-employee director receives $1,000 for each meeting of the Board of Directors or any of its committees he or she attends in person or by telephone, a $1,500 travel allowance if he or she attends in person, and a per diem payment of $300 for each day he or she stays overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its Committees.

     Pursuant to the Pulitzer Inc. 1999 Stock Option Plan, options to purchase 3,000 shares of Common Stock, subject to adjustments for future capital changes, if any, have been and will automatically be granted thereunder to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the date following each Annual Meeting of Stockholders. The exercise price per share will be equal to the fair market value per share of Common Stock on the date of grant. Unless sooner terminated pursuant to the terms of the Pulitzer Inc. 1999 Stock Option Plan, each option will expire ten years from the date of grant. In 2001 and presently, the non-employee directors eligible to participate in the Pulitzer Inc. 1999 Stock Option Plan are Ms. Congalton, Dr. Hayes and Messrs. Bush, Elkins, and Snowden. Mr. Ridgway will be eligible to participate in 2002.

     Michael E. Pulitzer, Chairman of the Board of Directors, is party to an employment and consulting agreement dated June 1, 1999, pursuant to which Mr. Pulitzer served as Executive Chairman of the Company until his retirement on May 31, 2001, and under which Mr. Pulitzer now serves as non-executive Chairman and senior advisor to the Company. See "Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer and Certain Other Named Executives."

     David E. Moore, a director and member of the Company's Compensation Committee, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mr. Moore provides, at the request of the Chairman of the Board of Directors, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under the agreement, Mr. Moore was paid at an annual rate of $166,000 in 2001, and Mr. Moore will be paid at an annual rate of $171,000 in 2002. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

     Emily Rauh Pulitzer, a director, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mrs. Pulitzer provides, at the request of the Chairman of the Board of Directors, advice regarding the business operations of the Company and its subsidiaries, and general advice regarding long-term strategic planning. For her services under the agreement, Mrs. Pulitzer was paid at an annual rate of

$166,000 for the year 2001, and Mrs. Pulitzer will be paid at an annual rate of $171,000 in 2002. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In general, the objectives of the Company's executive compensation policy are to attract and retain key executives, promote improved corporate performance and enhance stockholder value. The following guidelines are used in carrying out the Company's policy:

     a) Base salaries should be maintained at competitive levels.

     b) Executives should have a meaningful portion of their annual compensation at risk, tied to the performance of the Company.

     c) Executives should have long-term equity-based incentives which align their interests with those of the stockholders.

     d) Executive compensation should be subject to periodic review by the Compensation Committee.

     The Company's Compensation Committee is comprised of five directors. Robert
C. Woodworth is the only member who is an employee of the Company. Although a member of the Company's Compensation Committee, Mr. Woodworth does not participate in decisions relating to his own compensation. The Committee has utilized, and intends from time to time in the future to utilize, the services of independent compensation consultants.

EXECUTIVE COMPENSATION PROGRAM

     The Company's regular executive compensation program is comprised of the following three key components:

     Base Salary -- Base salaries for the executives named in the compensation tables (the "Named Executives") are reviewed annually by the Compensation Committee. In reviewing an executive's salary (as well as other elements of an executive's compensation), the Committee considers information regarding other companies' pay practices and numerous other factors, including (i) each executive's individual performance, level of experience, ability and knowledge of the job, (ii) overall corporate performance, including operating cash flow, after tax cash flow, net income and earnings per share, without emphasizing any specific aspect, and (iii) other relevant facts and circumstances.

     Annual Incentive Compensation -- In general, the annual incentive compensation awards are based on the actual level of operating cash flow (operating income before depreciation and amortization) compared to an operating cash flow goal established by the Committee at the beginning of the year. The Committee believes that the Company's operating cash flow performance will be reflected in stockholder values over the long term. Operating cash flow goals established for the Post-Dispatch, other publishing segments and the consolidated Company are used as performance measurements depending upon the area(s) of responsibility of each Named Executive. Actual operating cash flows for 2001 as a percentage of the goals established for the various performance measurements ranged from 70% to 81%. As a result, for 2001, the Named Executives as a group were awarded incentive bonuses of approximately 29% of their combined stated base salaries.

     Stock Compensation -- Stock compensation for the Company is comprised primarily of stock options and restricted stock or stock unit grants. These programs provide key executives with an opportunity to increase their ownership of Company stock, thereby aligning the executives' interests more closely with those of the Company's stockholders. The Compensation Committee is responsible for administering the Company's stock option and restricted stock plans. Grant levels are based on individual performance, competitive considerations, and other factors deemed relevant by the Committee, without emphasizing any particular factor. No particular emphasis is placed on specific corporate performance goals in determining grant levels.

     Grants made under the stock option and restricted stock plans for 2001 to the Named Executives are reflected in the summary compensation table. All of the stock options were granted with an exercise price equal to the value of the Common Stock on the dates of the grants, are subject to vesting conditions and, unless forfeited or terminated sooner, expire ten years from the grant dates.

DEFERRAL OF COMPENSATION

     The Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of executive compensation paid by public companies. In general, under the applicable limitations, the Company may not deduct annual compensation paid to certain executive officers in excess of $1,000,000. Non-deductibility would result in additional tax cost to the Company. In making compensation decisions, the Compensation Committee gives consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Deferred compensation is not taken into account in applying the deduction limitations. Accordingly, to lessen the likelihood that a portion of a senior executive's compensation for any year would not be deductible, the Company may require that payment be deferred. Executives are also permitted to make voluntary deferrals of their salary and bonus. The deferral amounts, together with earnings credited thereon, are held in a trust, subject to the claims of the Company's creditors in the event of insolvency. Deferred compensation will generally be paid or begin being paid following termination of employment with the Company, subject to the possibility of earlier payment.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND CERTAIN OTHER NAMED EXECUTIVES

     The Company entered into an employment and consulting agreement dated June 1, 1999 with Michael E. Pulitzer, pursuant to which Mr. Pulitzer served as Executive Chairman of the Company until May 31, 2001 and thereafter serves non-executive Chairman and senior advisor to the Company through May 31, 2006. Mr. Pulitzer was entitled to salary at an annual rate of $980,000 for his services as Executive Chairman, and is entitled to an annual consulting/advisory fee of $700,000 for his services as senior advisor to the Company. While he was employed as Executive Chairman, Mr. Pulitzer was eligible for a target incentive bonus opportunity of at least 40% of his salary. Mr. Pulitzer's formula benefit under the Company's Supplemental Executive Benefit Pension Plan was increased from 40% to 50% of pay in conjunction with his execution of the employment and consulting agreement. His formula benefit was increased to 55% following the termination of his employment as Executive Chairman. If Mr. Pulitzer dies before May 31, 2006, his surviving spouse (if any) will be entitled to monthly payments equal to 50% of the advisory fee he would have received if he had lived.

     On December 18, 1998, the Company entered into an employment agreement with Robert C. Woodworth pursuant to which Mr. Woodworth has served as President and Chief Executive Officer of the Company. The initial term of Mr. Woodworth's agreement was three years, beginning January 1, 1999. At the end of each year, the agreement automatically renews for an additional year. For 2001, Mr. Woodworth was entitled to receive an annual base salary of $680,000 and earned an incentive bonus of $272,000 (payment of which was deferred at Mr. Woodworth's election under the Company's Deferred Compensation Plan). If Mr. Woodworth terminates his employment for "good reason" or the Company terminates his employment without "cause," then Mr. Woodworth will be entitled to severance of up to three years' salary and bonus plus accelerated vesting of his option and restricted stock unit awards.

     Mr. Woodworth became a participant in the Pulitzer, Inc. Executive Transition Plan, which was adopted in September 2001. Under the terms of his participation, if Mr. Woodworth's employment is terminated by the Company without "cause" or by him for "good reason," then Mr. Woodworth will be entitled to receive up to three times his annual salary plus two times his average annual bonus, continuing group health and life insurance coverage for up to three years and accelerated vesting of stock options and restricted stock unit awards. If the termination of Mr. Woodworth's employment occurs in contemplation of or within three years after a change in control of the Company, then Mr. Woodworth will be entitled to the following payments: severance equal to three times salary plus bonus, continuing group health and life insurance coverage for three years, accelerated vesting and enhanced benefits under the Company's Supplemental Executive Benefit Pension Plan (including up to three years of additional benefit accrual and a waiver of the actuarial reduction for early payment), and an additional cash payment sufficient to make him whole if he is required to pay excise tax under Section 4999 of the Code (which would be the case if the value of the payments and benefits he receives due to the change in control is greater than three times his average compensation for the five years prior to the year in which the change in control occurs). Mr. Woodworth can receive reduced severance (including two times salary and bonus, plus excise tax protection) if he voluntarily terminates his employment during the thirteenth month following a change in control. Mr. Woodworth's stock options and restricted stock unit awards will be fully vested in the event of a change in control of the Company, whether or not his employment is terminated. In order to avoid duplication, Mr. Woodworth's entitlements under the Executive Transition Plan will be offset by any corresponding entitlements under his employment agreement.

     On December 6, 2001, Mr. Woodworth received a stock option grant for 85,000 shares of Common Stock and a special restricted stock unit award covering 28,000 shares of Common Stock. Subject to accelerated vesting or earlier termination, this stock option award vests ratably over three years and the restricted stock unit award will vest in full at the end of three years of continuing employment. The Committee utilized the services of an independent compensation consultant in determining the number of shares covered by the stock option and restricted stock unit awards for Mr. Woodworth and the terms of his participation in the Executive Transition Plan.

     The Company also has an employment agreement with Terrance C.Z. Egger, which was entered into on August 26, 1998. The initial term ended on March 18, 2001; however, unless terminated, the agreement will continue for successive one-year renewal terms. Under his employment agreement, Mr. Egger is entitled to annual salary, annual incentive compensation based on a target bonus percentage of 40% of salary, and participation in Company benefit plans. If Mr. Egger's employment is terminated by the Company without "cause" or by him for "good reason," he will be entitled to severance of up to one year of salary and bonus, continuing group health and life coverage for up to one year, and accelerated vesting of outstanding stock options and restricted stock awards. The agreement also provided for a restricted stock grant of 6,020 shares of Common Stock, which vested on March 18, 2002.

     Mr. Egger also became a participant in the Pulitzer Inc. Executive Transition Plan. Under the terms of his participation, if Mr. Egger's employment is terminated by the Company without "cause" or by him for "good reason," then Mr. Egger will be entitled to receive 1.5 times his annual salary plus bonus, and continuing group health and life insurance coverage for up to 1.5 years. If Mr. Egger's employment terminates in contemplation of or within two years after a change in control of the Company, then Mr. Egger will be entitled to the following payments: severance equal to two times salary plus bonus, continuing group health and life insurance coverage for two years, two years of additional service credit under the Company's

Supplemental Executive Benefit Pension Plan, and an additional cash payment sufficient to make him whole if he is required to pay excise tax under Section 4999 of the Code. Mr. Egger can receive reduced severance (including one times salary and bonus, plus excise tax protection) if he voluntarily terminates his employment during the thirteenth month following a change in control of the Company. Mr. Egger's stock options will be fully vested in the event of a change in control, whether or not his employment is terminated. In order to avoid duplication, Mr. Egger's entitlements under the Executive Transition Plan will be offset by any corresponding entitlements under his employment agreement.

                                          Compensation Committee
                                          of the Board of Directors:

                                          MICHAEL E. PULITZER, Chairman
                                          WILLIAM BUSH
                                          DAVID E. MOORE
                                          JAMES M. SNOWDEN, JR.
                                          ROBERT C. WOODWORTH

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Michael E. Pulitzer, a member of the Company's Compensation Committee, serves as a senior advisor to and Chairman of the Board of the Company. He previously served as the Company's Executive Chairman and prior thereto as its President and Chief Executive Officer. See "Management" and "Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer and Certain Other Named Executives."

     William Bush, a member of the Company's Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. The Company intends to retain and compensate Fulbright & Jaworski L.L.P. in the future as attorneys in connection with such legal matters as it deems appropriate.

     David E. Moore, a member of the Company's Compensation Committee, is a party to a consulting agreement with the Company, pursuant to which the Company paid Mr. Moore at an annual rate of $166,000 in 2001 and will pay Mr. Moore at an annual rate of $171,000 in 2002. The consulting agreement with the Company provides for automatic renewals.

     James M. Snowden, Jr., a member of the Company's Compensation Committee, is an Executive Vice President of Huntleigh. Huntleigh has a retainer relationship with the Company with respect to general financial advisory services. The Company intends to retain and compensate Huntleigh in the future as a financial advisor in connection with such financial matters as it deems appropriate.

     Robert C. Woodworth, a member of the Company's Compensation Committee, serves as the Company's President and Chief Executive Officer. See "Management."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For discussion of Michael E. Pulitzer's employment and consulting agreement, Robert C. Woodworth's employment agreement and Terrance C.Z. Egger's employment agreement with the Company, see "Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer and Certain Other Named Executives."

     For a discussion of David E. Moore and Emily Rauh Pulitzer's consulting agreements with the Company, see "Management -- Director Compensation."

     The Company entered into an employment agreement with Ronald H. Ridgway for the period beginning June 1, 1999 and ending August 31, 2001. Mr. Ridgway was entitled to receive an annual base salary of at least $360,000 and an annual incentive bonus target of at least 50% of salary. By continuing his employment with the Company through August 31, 2001, then, among other things, Mr. Ridgway was deemed to have retired at his normal retirement date for purposes of his entitlement to retiree benefits and he became entitled to an unreduced benefit, from the Company's Supplemental Executive Benefit Pension Plan. See "Executive Compensation."

     Pursuant to the terms of the late Joseph Pulitzer Jr.'s employment agreement, the Company has assumed the obligation to pay Emily Rauh Pulitzer, as the beneficiary of Joseph Pulitzer Jr.'s deferred compensation balance, a monthly annuity of $15,000 (including interest). The annuity payments to Mrs. Pulitzer are expected to terminate in 2003.

     Ken J. Elkins receives payments under the Company's Pension Plan and Supplemental Executive Benefit Pension Plan, aggregating $209,644 annually, and various insurance benefits earned by reason of his employment as an executive officer of PPC prior to the Merger. The Company assumed the obligation of PPC to make an annual premium payment (currently in the amount of $170,000) under a life insurance policy originally issued on the life of Mr. Elkins while he was an executive officer of PPC. See "Executive Compensation."

     In connection with Alan G. Silverglat becoming the Senior Vice
President -- Finance of the Company, the Company agreed to bear the costs associated with his relocation to St. Louis from his home in California, including costs associated with the sale of his California home and with the purchase of his home in the greater St. Louis area, mortgage and maintenance costs associated with his California home, travel expenses and temporary living expenses. Mr. Silverglat is entitled to be made whole for income taxes associated with the payment of his relocation expenses. In addition, Mr. Silverglat is to receive the independently appraised fair market value of his California home on the sale thereof. The Company retained an outside relocation company to provide the services and to administer the payment required under Mr. Silverglat's relocation arrangement.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the compensation paid (inclusive of deferred amounts that would have been paid) to the seven most highly compensated executive officers (the "Named Executives") of the Company for 2001 (i) by the Company during fiscal year 2001 and 2000 and (ii) by PPC during the period between December 28, 1998 and March 18, 1999 and by the Company during the balance of fiscal year 1999:

                                 PULITZER INC.
                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                               --------------------------------------------------
                                                 ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                         -----------------------------------   -------------------------   -------
                                                                OTHER ANNUAL    RESTRICTED      OPTIONS/    LTIP      ALL OTHER
       NAME AND PRINCIPAL                                       COMPENSATION   STOCK AWARDS       SARS     PAYOUTS   COMPENSATION
            POSITION              YEAR   SALARY($)  BONUS($)        ($)            ($)            (#)        ($)     (4)(5)(6)($)
       ------------------         ----   ---------  --------    ------------   ------------     --------   -------   ------------
Michael E. Pulitzer.............  2001   $414,618   $ 67,777         $0         $        0            0       0          518,539
  Chairman of the Board           2000    980,000    363,879          0                  0       50,000       0           31,850
                                  1999    998,846    483,085          0                  0      214,800       0        3,019,250
Robert C. Woodworth.............  2001    678,847    272,636          0          1,350,160(2)    85,000       0           39,904
  President and Chief             2000    619,135    570,982          0          1,105,000(2)    75,000       0           21,901
  Executive Officer               1999    566,154    575,581          0          1,007,915(2)   239,800       0          238,435
Ronald H. Ridgway...............  2001    362,308     61,158          0                  0            0       0          215,088
  Senior Vice President-Finance   2000    374,712    173,828          0                  0       50,000       0           24,879
                                  1999    366,231    142,351          0                  0      106,070       0       10,397,271
Alan G. Silverglat..............  2001    112,308    150,201(1)       0                  0       52,500       0           52,342
  Senior Vice President-Finance   2000          0          0          0                  0            0       0                0
                                  1999          0          0          0                  0            0       0                0
Terrance C.Z. Egger.............  2001    337,019    113,644          0                  0       32,500       0           15,781
  Vice President                  2000    312,019    187,233          0                  0       30,000       0           15,201
                                  1999    284,443    131,393          0            240,000(3)    67,800       0          438,661
Mark G. Contreras...............  2001    252,260     75,957          0                  0       22,500       0            5,548
  Vice President                  2000    237,289     99,090          0                  0       20,000       0            5,343
                                  1999    186,058    197,735(1)       0                  0       47,000       0          108,423
Matthew G. Kraner...............  2001    239,923     68,812          0                  0       20,000       0            5,379
  Vice President                  2000    220,229     25,367          0                  0       17,500       0           26,738
                                  1999     29,279    150,000(1)       0                  0       22,500       0            4,023

---------------
 (1) Includes (i) a signing bonus of $100,000 for Mr. Silverglat in 2001, (ii) a signing bonus of $85,000 for Mr. Contreras in 1999 and a signing bonus of $150,000 for Mr. Kraner in 1999.
 (2) Reflects the grant of 28,000 restricted stock units valued at an average market price of $48.22 per unit on December 6, 2001, 25,000 restricted stock units valued at an average market price of $44.20 per unit on December 11, 2000 and 25,080 restricted stock units valued at an average market price of $40.188 per unit on April 7, 1999. The 1999 award became vested in January 2002, and distribution of the vested shares has been deferred. The 2001 and 2000 awards are subject to three-year "cliff" vesting conditions. The Company pays Mr. Woodworth dividend equivalents related to his restricted stock units according to the terms of the Company's normal dividend declarations. As of December 30, 2001, these units had an aggregate value of approximately $3,849,000 based on the closing market price of the Common Stock of $49.30 per share on December 28, 2001.
 (3) Reflects the grant of 6,020 shares of restricted stock valued at a closing market price of $39.875 per share on April 7, 1999, the date of the award. The award became vested on March 18, 2002. The Company paid Mr. Egger dividends on his restricted shares according to the terms of the Company's normal dividend declarations. As of December 30, 2001, these shares had an aggregate value of approximately $296,000 based on the closing market price of the Company's Common Stock of $49.30 per share on December 28, 2001.
 (4) Includes (i) imputed income related to life insurance and pension benefits of $513,039 and $209,388, respectively, in the cases of Messrs. Pulitzer and Ridgway, (ii) contributions to the Pulitzer Retirement Savings Plan in the amount of $5,500, $5,850, $5,700,

     $200, $5,850, $5,548 and $5,379, respectively, in the cases of Messrs. Pulitzer, Woodworth, Ridgway, Silverglat, Egger, Contreras, and Kraner,
     (iii) the Company's payment to Mr. Woodworth of dividend equivalents aggregating $34,054 with respect to his restricted stock unit awards, (iv) the Company's payment of cash dividends aggregating $4,094 on restricted stock held by Mr. Egger, (v) benefits related to participation in the 2000 Employee Stock Purchase Plan of $5,837 for Mr. Egger, and (vi) a medical insurance plan opt-out payment of $680 for Mr. Silverglat.
 (5) Amounts for 1999 include (i) income related to the cashout by PPC of unexercised stock options of $9,260,750 and $215,677, respectively, in the cases of Messrs. Ridgway and Egger in connection with the Merger and (ii) PPC's payment of bonuses at the time of the Merger of $2,990,000, $1,125,000 and $200,000, respectively, in the cases of Messrs. Pulitzer, Ridgway and Egger.
 (6) Amounts include moving and relocation expenses of (i) $51,462 in the case of Mr. Silverglat in 2001, (ii) $22,390 in the case of Mr. Kraner in 2000 and (iii) $230,911, $108,423, and $4,023 respectively, in the cases of Messrs. Woodworth, Contreras, and Kraner in 1999.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     On December 6, 2001, the Company made a grant to Robert C. Woodworth, President and Chief Executive Officer of the Company of 28,000 restricted stock units, valued at an average-market price of $48.22 per unit, each unit being the equivalent of one share of Common Stock, subject to a three-year "cliff" vesting condition, which may accelerate under certain conditions. The aggregate value of these restricted stock units on December 30, 2001 was approximately $1,350,160 based on the closing market price of the Common Stock of $49.30 per share on December 28, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 2001 to the Named Executives of the Company.

                               INDIVIDUAL GRANTS

           (a)                     (b)            (c)            (d)           (e)            (f)               (g)
                                NUMBER OF      % OF TOTAL
                               SECURITIES       OPTIONS                                       POTENTIAL REALIZABLE
                               UNDERLYING       GRANTED                                      VALUE AT ASSUMED ANNUAL
                                 OPTIONS           TO                                         RATES OF STOCK PRICE
                                 GRANTED       EMPLOYEES     EXERCISE OR                  APPRECIATION FOR OPTION TERM
                                  (# OF        IN FISCAL     BASE PRICE     EXPIRATION    -----------------------------
           NAME               SHARES)(2)(3)     2001(4)        ($/SH)          DATE        5%($)(5)          10%($)(5)
           ----               -------------    ----------    -----------    ----------     --------          ---------
Michael E. Pulitzer.......            0           0.00%          0.00                              0                 0
Robert C. Woodworth.......       85,000          15.13%         48.70        12/06/11      2,603,309         6,597,297
Ronald H. Ridgway.........            0           0.00%          0.00                              0                 0
Alan G. Silverglat(1).....       35,000           6.23%         47.45         9/10/11      1,044,437         2,646,808
Alan G. Silverglat........       17,500           3.11%         48.70        12/06/11        535,975         1,358,267
                                 ------          ------                                    ---------         ---------
  Combined................       52,500           9.34%                                    1,580,412         4,005,075
                                 ------          ------                                    ---------         ---------
Terrance C. Z. Egger......       32,500           5.78%         48.70        12/06/11        995,383         2,522,496
Mark G. Contreras.........       22,500           4.00%         48.70        12/06/11        689,111         1,746,343
Matthew G. Kraner.........       20,000           3.56%         48.70        12/06/11        612,543         1,552,305

---------------

(1) The stock option award to Mr. Silverglat was made in conjunction with his becoming the Senior Vice President -- Finance of the Company in September 2001.

(2) For a discussion of option grants in fiscal 2001 to the Named Executives, see "Compensation Committee Report on Executive Compensation -- Executive Compensation Program" and "Compensation of the Chief Executive Officer and Certain Other Named Executives."

(3) In general, each option becomes exercisable in annual one-third increments starting on the first anniversary date of the grant.

(4) Based on an aggregate of 561,857 stock options granted to all employees in fiscal 2001.

(5) The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5% and 10% rates set by Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.

     The following table provides information on option exercises in fiscal 2001 by the Named Executives of the Company and the value of such officers' unexercised options at December 30, 2001:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 30, 2001 OPTION VALUES

                  EXERCISES DURING YEAR                                             FISCAL YEAR-END
----------------------------------------------------------    ------------------------------------------------------------
             (a)                    (b)            (c)                    (d)                             (e)
                                                                 NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                        OPTIONS                       IN-THE-MONEY
                                  SHARES                                (SHARES)                     OPTIONS($)(1)
                                ACQUIRED ON       VALUE       ----------------------------    ----------------------------
             NAME                EXERCISE      REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             ----               -----------    -----------    -----------    -------------    -----------    -------------
Michael E. Pulitzer...........       0              0           159,866         104,934        1,449,531         860,521
Robert C. Woodworth...........       0              0           184,866         214,934        1,654,987       1,031,128
Ronald H. Ridgway.............       0              0            87,379          68,691          763,216         517,368
Alan G. Silverglat............       0              0                 0          52,500                0          75,250
Terrance C. Z. Egger..........       0              0            55,198          75,102          376,129         289,036
Mark G. Contreras.............       0              0            37,999          51,501          334,010         234,815
Matthew G. Kraner.............       0              0            20,833          39,167          175,861         147,446

---------------

(1) Computed based upon the difference between the closing market price of the Common Stock on December 28, 2001, the last business day of the Company's 2001 fiscal year, and the exercise price.

     Pulitzer Retirement Savings Plan. The Pulitzer Retirement Savings Plan (the "Retirement Savings Plan") is a qualified profit sharing plan under Section 401(a) of the Code, and contains a qualified cash or deferred arrangement under
Section 401(k) of the Code. The Retirement Savings Plan is funded through the Company's contributions and participating employees' elective 401(k) deferrals. Generally, employees may defer through payroll deductions up to a certain percentage of their regular salary (limited to 10% if annual salary equals or exceeds $85,000) but not more than the annual 401(k) limit which, for 2002, is $11,000 ($12,000 for participants who reach age 50 by December 31, 2002). The Company makes annual matching contributions (limited to 2% of covered pay) with respect to a participating executive's elective contributions. In addition, the Company makes a $50 monthly profit sharing contribution for each participating executive.

     Pulitzer Inc. Pension Plan. The Pulitzer Inc. Pension Plan (the "Pension Plan") is a qualified defined benefit plan under Section 401(a) of the Code. In general, the Pension Plan covers only non-union employees, including the Company's executive officers, who are not covered by the Pulitzer Inc. Cash Balance Plan. The Pension Plan provides for payment of a monthly retirement income which, expressed as a single life annuity beginning at normal retirement age (later of age 65 or the completion of five years of participation), is approximately equal to the sum of (i) 1.5% of monthly earnings for each year of service up to 25 years, (ii) 1% of monthly earnings for each year of service beyond 25 years, (iii) 0.5% of monthly earnings in excess of "covered compensation" for each year of service up to a total of 35 years (subject to certain limitations), and (iv) the benefit, if any, earned under a predecessor plan as of December 31, 1988. Generally, monthly earnings means the monthly average of an employee's base earnings in the specified years, covered compensation means base compensation with respect to which social security benefits are earned, and service includes prior service with PPC. Pension Plan benefits become vested upon completion of five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

     Total respective annual retirement benefits for Michael E. Pulitzer and Ronald H. Ridgway, both of whom retired in 2001, are $73,969, payable in the form of a 100% joint and survivor annuity, and $44,581, payable in the form of a 50% joint and survivor annuity when he reaches age 65. Total estimated annual retirement benefits for Robert C. Woodworth, Alan G. Silverglat, Terrance C.Z. Egger, Mark G. Contreras and Matthew G. Kraner under the Pension Plan, assuming they all continue service at their most recent levels of compensation and retire at age 65 are $49,366, $35,850, $90,210, $95,219 and $98,470, respectively, payable in the form of a single life annuity. The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65. The table reflects the fact that the benefits provided by the Pension Plan's formula are subject to certain constraints under the Code. For 2002, the maximum annual benefit is

$160,000 under Code Section 415. Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2002 is $200,000. These dollar amounts are subject to cost of living increases in the future.

                                    ESTIMATED ANNUAL PENSION BENEFITS
   ANNUAL                            FOR YEARS OF SERVICES INDICATED
COMPENSATION                -------------------------------------------------
AT RETIREMENT               15 YRS.   20 YRS.   25 YRS.   30 YRS.    35 YRS.
-------------               -------   -------   -------   --------   --------
  $150,000................  $29,738   $35,312   $39,465   $ 40,489   $ 40,992
   200,000................   40,636    48,397    54,264     55,958     56,957
   250,000................   51,535    61,482    69,063     71,426     72,921
   300,000................   57,042    74,568    83,861     86,895     88,886
   350,000................   57,042    76,056    95,070    102,363    104,851
   400,000................   57,042    76,056    95,070    109,083    120,816
   450,000................   57,042    76,056    95,070    109,083    123,097
   500,000................   57,042    76,056    95,070    109,083    123,097

     Supplemental Executive Benefit Pension Plan. The Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the "Supplemental Plan") is an unfunded defined benefit plan which provides for the payment of a minimum annual retirement income to executive officers and other designated highly compensated employees, taking into account employer provided benefits earned under the Retirement Savings Plan and the Pension Plan. In general, the retirement pension earned by a Supplemental Plan participant, expressed as an annual single life annuity beginning at the participant's normal retirement date (age 65 and 10 years of service), is equal to 40% of the participant's final three-year average compensation multiplied by a fraction, the numerator of which is the number of the participant's years of credited service, and the denominator of which is 25. The formula percentage for Michael E. Pulitzer became 55% upon the termination of his employment as the Company's Executive Chairman on May 31, 2001. The amount of a participant's benefit, as so determined, is payable by the Company to the extent it is not covered by the employer-provided benefits payable to the participant under the Retirement Savings Plan and the Pension Plan. Participants become vested in their Supplemental Plan benefits after the completion of ten years of service. Vested participants who retire between age 55 and 65 may elect to begin receiving reduced annual payments before age 65. The early retirement reduction factor may be waived in specific cases and was waived for Ronald H. Ridgway upon the termination of his employment. Mr. Woodworth may be entitled to enhanced Supplemental Plan benefits upon a termination of employment in conjunction with a change in control of the Company. See "Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer and Certain Other Named Executives." Subject to certain conditions, the Supplemental Plan also provides for the payment of a 50% survivor annuity to the surviving spouse of a deceased participant.

     The following table shows the estimated annual pension benefits that would be payable under the existing Supplemental Plan formula, without regard to offsets for employer-provided benefits payable under the Pension Plan and the Retirement Savings Plan, to persons retiring at age 65 in the specified compensation and years-of-service classifications. The annual Supplemental Plan benefit for Michael E. Pulitzer, payable as a 100% joint and survivor annuity beginning June 1, 2001, the date he retired as Executive Chairman, is $640,150. The annual Supplemental Plan benefit for Ronald H. Ridgway, payable as a 50% joint and survivor annuity beginning September 1, 2001, the date he retired as Senior Vice President -- Finance, is $136,051. The estimated annual Supplemental Plan benefits for Robert C. Woodworth, Alan G. Silverglat, Terrance C.Z. Egger, Mark G. Contreras and Matthew G. Kraner, assuming continued service at their current levels of compensation and retirement at age 65, payable in the form of a 50% joint and survivor annuity, are $220,629, $16,746, $64,442, $2,265, and $0, respectively.

   ANNUAL                  ESTIMATED ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE INDICATED
COMPENSATION              -------------------------------------------------------------------
AT RETIREMENT               15 YRS.       20 YRS.       25 YRS.       30 YRS.       35 YRS.
-------------             -----------   -----------   -----------   -----------   -----------
  $150,000..............   $ 36,000      $ 48,000      $ 60,000      $ 60,000      $ 60,000
   200,000..............     48,000        64,000        80,000        80,000        80,000
   250,000..............     60,000        80,000       100,000       100,000       100,000
   300,000..............     72,000        96,000       120,000       120,000       120,000
   350,000..............     84,000       112,000       140,000       140,000       140,000
   400,000..............     96,000       128,000       160,000       160,000       160,000
   450,000..............    108,000       144,000       180,000       180,000       180,000
   500,000..............    120,000       160,000       200,000       200,000       200,000

     Deferred Compensation. The Company maintains a deferred compensation plan (the "Deferred Compensation Plan") pursuant to which its senior executive officers have been and may be required to defer annual compensation to the extent necessary to avoid the $1,000,000 executive compensation deduction limitation of Section 162(m) of the Code. The Deferred Compensation Plan also permits senior executive officers and other eligible executives to make elective compensation deferrals. Amounts deferred under the Deferred Compensation Plan are held in trust by Fidelity Management Trust Company and are credited with earnings based on designated mutual fund rates of return. The assets of the trust will be used to satisfy the Company's obligations under the Deferred Compensation Plan; however, the assets are subject to the claims of creditors in the event of the Company's insolvency. Michael E. Pulitzer, Robert C. Woodworth, Ronald H. Ridgway and Alan G. Silverglat are the Named Executives who participated in 2001 or currently participate in the Deferred Compensation Plan. As of December 30, 2001, the total amount of the deferred compensation obligations to Messrs. Pulitzer, Woodworth and Ridgway were approximately $6,909,000, $1,256,000, $2,136,000 and $50,000, respectively. These compensation deferrals represent an unsecured obligation of the Company and, in general, will be paid or will begin being paid following termination of employment with the Company. Michael E. Pulitzer and Ronald H. Ridgway received their entire Deferred Compensation Plan account balances (less withholding taxes) in January 2002.

     Pulitzer Inc. Executive Transition Plan. The Pulitzer Inc. Executive Transition Plan, which was adopted in September 2001, provides severance and other payments and benefits upon termination of a participating executive's employment with the Company and its subsidiaries. The Executive Transition Plan is administered by the Compensation Committee. The rights of each participating executive are fixed by the Compensation Committee in accordance with parameters set forth in the Executive Transition Plan. These parameters include (a) continuing pay and group insurance benefits for up to three years following an involuntary termination of employment (whether or not in conjunction with a change in control), (b) accelerated vesting of stock options and other equity-based compensation awards upon a change in control of the Company (whether or not the executive's employment is terminated), and (c) enhanced supplemental pension benefits for a participating executive whose employment terminates in conjunction with a change in control. All of the Named Executives (other than Messrs. Pulitzer and Ridgway) were awarded participation in the Executive Transition Plan. For a discussion of Mr. Woodworth and Mr. Egger's participation in the Executive Transition Plan, see "Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer and Certain Other Named Executives." Under the terms of their participation, each of Messrs. Silverglat, Contreras and Kraner will be entitled to receive 1.5 times his annual salary plus bonus, and continuing group health and life coverage for up to 1.5 years if his employment is terminated by the Company without "cause," other than in connection with a change in control of the Company. If, in contemplation of or within 2 years after a change in control of the Company, any such executive's employment is terminated by the Company without "cause" or by the executive for "good reason," then he will be entitled to the following payments and benefits: severance equal to two times salary plus bonus, continuing group health and life coverage for two years, and two years of additional service credit under the Company's Supplemental Executive Benefit Pension Plan. In addition, each such executive's stock options will be fully vested in the event of a change in control, whether or not his employment is terminated.

     Split Dollar Life Insurance Agreements. The Company makes annual premium payments under life insurance policies issued on the lives of Messrs. Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway and, effective in January 2002, Robert C. Woodworth. Each policy is covered by a so-called split dollar life insurance agreement pursuant to which the Company is entitled to recover the greater of its premium payments or the policy cash surrender value, upon the death of the insured (or, if applicable, the death of the survivor of the insured and his spouse). In 2001, the Company made aggregate premium payments of $660,000. This amount (inclusive of Mr. Woodworth) is expected to increase to approximately $735,000 in 2002. The Company's investment interest in each policy is secured by a collateral assignment of the policy.

     Other Insurance Benefits. In addition to the group life and accidental death and dismemberment insurance coverage maintained by the Company for other employees, the Company provides an insurance benefit program to certain of its executive officers and key employees including group life, accidental death and dismemberment and long-term liability insurance coverage. The executive group life insurance benefit is based upon a multiple of pay, subject to a maximum death benefit of $250,000. Upon retirement, the executive group life insurance coverage is reduced to $50,000. The accidental death and dismemberment coverage equals the amount of the group life insurance benefit and terminates upon retirement. The Company's long-term disability insurance coverage provides a salary replacement equal to 60% of total compensation, subject to a maximum monthly benefit payment of $10,000. Benefits are payable after the ninetieth day of total disability and continue for the duration of the disability or until age
65. Executives who became disabled after age 60 are entitled to reduced benefits. Benefits are integrated with other sources of disability income, such as Social Security Disability Income.

     For a discussion of employment and other agreements with certain Named Executives, see "Compensation Committee Report on Executive
Compensation -- Compensation of the Chief Executive Officer and Certain Other Named Executives" and "Compensation Committee Interlocks and Insider Participation -- Certain Relationships and Related Transactions."

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring and reviewing the Company's financial reporting process, systems of internal controls and audit process. During fiscal 2001, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to the public release of that information.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee reviewed and discussed with the independent auditors the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, reviewed and discussed the results of the independent auditors' examination of the financial statements.

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with management and the independent auditors.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors, and the Board concurred in such recommendation.

                                          Audit Committee
                                          of the Board Directors

                                          ALICE B. HAYES, Chairperson
                                          SUSAN T. CONGALTON
                                          JAMES M. SNOWDEN, JR.

                            STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        (PULITZER INC., S&P 500 INDEX, S&P PUBLISHING (NEWSPAPER) INDEX)

                                 PULITZER INC.
                          RELATIVE MARKET PERFORMANCE
                 TOTAL RETURN MARCH 19, 1999-DECEMBER 31, 2001
[PERFORMANCE GRAPH]

                                                                                                             S&P PUBLISHING
                                                      PULITZER INC.               S&P 500 INDEX             (NEWSPAPER)-INDEX
                                                      -------------               -------------             -----------------
03/19/99                                                 100.00                      100.00                      100.00
03/99                                                     95.15                       99.01                       96.65
06/99                                                    114.65                      105.98                      114.40
09/99                                                    107.63                       99.37                      118.13
12/99                                                     95.82                      114.15                      138.30
03/00                                                     97.53                      116.77                      121.44
06/00                                                    101.09                      113.67                      112.79
09/00                                                    103.32                      112.57                      111.95
12/00                                                    113.14                      103.76                      118.78
3/01                                                     134.21                       91.46                      114.42
6/01                                                     128.32                       96.81                      121.80
9/01                                                     107.99                       82.60                      105.98
12/01                                                    124.83                       91.43                      122.04

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) beginning on March 19, 1999, when the Company's Common Stock was first traded on The New York Stock Exchange, Inc. and for each calendar quarter ended thereafter for the Company, the S&P 500 Index and the S&P Publishing (Newspaper) Index is based on the stock price or composite index at March 19, 1999.

     The above graph compares the performance of the Company with that of the S&P 500 Index and the S&P Publishing (Newspaper) Index with the investment weighted on market capitalization. Companies included in the S&P Publishing (Newspaper) Index are: (i) Dow Jones & Company, Inc., (ii) Gannett Co., Inc.,
(iii) Knight-Ridder, Inc., (iv) The New York Times Company and (v) Tribune Company.

                              PROPOSAL NUMBER TWO
             APPROVAL OF THE PULITZER INC. 2000 STOCK PURCHASE PLAN

     The Board of Directors of the Company adopted the Pulitzer Inc. 2000 Stock Purchase Plan (the "2000 Purchase Plan") to enable employees of certain non-corporate affiliates of the Company to purchase Common Stock under a payroll reduction arrangement similar to the Company's 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"), which, by law, may cover only employees of the Company and its corporate affiliates.

     The principal features of the 2000 Purchase Plan are summarized below. This summary is qualified in its entirety by the provisions of the 2000 Purchase Plan, a copy of which is attached hereto as Appendix A.

     The 2000 Purchase Plan permits employees of designated non-corporate affiliates of the Company to authorize payroll deductions for the periodic purchase of Common Stock at a price generally equal to 85% of the Common Stock's fair market value. The Board of Directors determines which non-corporate affiliates will be covered by the 2000 Purchase Plan.

     For purposes of the 2000 Purchase Plan, a non-corporate affiliate is a partnership, limited liability company or other non-corporate entity at least fifty percent of the equity or voting interests of which is owned or controlled, directly or indirectly, by the Company, or any other non-corporate entity designated by the Board of Directors in which the Company has an ownership interest.

     The non-corporate affiliates of the Company which participated at December 31, 2001, and now participate in, the 2000 Purchase Plan, are The St. Louis Post-Dispatch LLC, STLtoday.com LLC, and STL Distribution Services LLC. The approximate number of employees thereof who are eligible to participate in the 2000 Purchase Plan is 1,700.

     Subject to appropriate adjustment for stock splits and other capital changes, at any point in time, the maximum number of shares of Common Stock available for issuance under the 2000 Purchase Plan is equal to 300,000 reduced by the sum of (a) the number of shares of Common Stock theretofore issued under the 1999 Purchase Plan, plus (b) the number of shares theretofore issued under the 2000 Purchase Plan. As of the date hereof, an aggregate of 217,559 shares of Common Stock remain available for issuance under the 2000 Purchase Plan and the 1999 Purchase Plan. Shares issued under the 2000 Purchase Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the 2000 Purchase Plan. On April 2, 2002, the closing sale price of the Common Stock was $54.29.

     Participation in the 2000 Purchase Plan is completely voluntary. Employees who choose to enroll in the 2000 Purchase Plan must designate the portion of their base cash compensation (limited to 10%) to be withheld during each 2000 Purchase Plan offering period. Unless changed, an offering period is each three-month calendar quarter. The first offering period under the 2000 Purchase Plan commenced on April 1, 2000. An employee's payroll deductions are adjusted downward or refunded to the extent necessary to ensure that he or she does not purchase during any calendar year Common Stock that has a fair market value greater than $25,000. The Compensation Committee of the Board of Directors may further limit the number of shares a participant purchases during any offering period or calendar year in a manner which is consistent with the limitations imposed by law under the 1999 Purchase Plan. In addition, at least a majority of the shares of Common Stock available under the 2000 Purchase Plan during the three year period commencing on the date of adoption of the 2000 Purchase Plan must be issued to eligible employees who are not officers or directors of the Company.

     The amount of an employee's payroll deductions under the 2000 Purchase Plan is credited to a bookkeeping account maintained in the employee's name. At the end of each offering period, the amount credited to a participant's account is applied to the purchase of shares of Common Stock from the Company at a price equal to 85% of the fair market value of the Common Stock at that time.

     An employee may elect to terminate his or her participation during an offering period. An employee's participation automatically terminates upon the termination of his or her employment. Upon termination of participation, payroll deductions cease and the amount credited to the participant's account (representing previous uninvested payroll deductions) is paid in cash to the participant (or the participant's beneficiary). A participant who voluntarily withdraws from the 2000 Purchase Plan during an offering period may re-enroll for any subsequent offering period for which he or she is an eligible employee.

     The 2000 Purchase Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 2000 Purchase Plan, the Compensation Committee, acting in its sole and absolute discretion, has full power and authority to construe, interpret and apply the terms of the 2000 Purchase Plan. The Board of Directors may amend or terminate the 2000 Purchase Plan at any time, subject to stockholder approval of any amendment if and to the extent such approval is necessary or desirable to comply with applicable law or stock exchange requirements.

     Because it covers employees of the Company's non-corporate affiliates, the 2000 Purchase Plan does not qualify as an "employee stock purchase plan" within the meaning of Section 423 of Code. The 2000 Purchase Plan is not qualified under Section 401(a) of the Code. Amounts withheld from a participant's pay under the 2000 Purchase Plan are taxable as ordinary income to the participant. A participant realizes ordinary income upon the purchase of shares of Common Stock at the end of an offering period in an amount equal to the 15% purchase price discount, and the Company generally receives a corresponding tax deduction. Upon a later sale of the stock, the participant recognizes capital gain or loss equal to the difference between the sale price and the value of the stock at the time of purchase.

     Non-employee directors of the Company are not eligible to participate in the 2000 Purchase Plan. The only Named Executives or executive officers of the Company who were during 2001 or are currently eligible to participate in the 2000 Purchase Plan are Terrance C.Z. Egger, Vice President and Publisher of the Post-Dispatch, and Matthew G. Kraner, Vice President and General Manager of the Post-Dispatch. The following table shows the aggregate number of shares of Common Stock issued under the 2000 Purchase Plan in 2001, the aggregate purchase price thereof and the aggregate value of the 15% discount (i) to each of Messrs. Egger and Kraner, (ii) to all executive officers of the Company and (iii) to all employees of the non-corporate affiliates of the Company which participated in the 2000 Purchase Plan.

                            NEW PLAN BENEFITS TABLE
                     PULITZER INC. 2000 STOCK PURCHASE PLAN

                                    AGGREGATE NUMBER
                                        OF SHARES        AGGREGATE
                                        PURCHASED        PURCHASE      VALUE OF
GROUP OR INDIVIDUAL                      IN 2001           PRICE     15% DISCOUNT
-------------------                -------------------   ---------   ------------
Matthew G. Kraner................             0                 0      $     0
Terrance C.Z. Egger..............           778          $ 33,702      $ 5,947
Executive Group..................           778          $ 33,702      $ 5,947
Non-Executive Officer Employee
  Group..........................         9,497           406,283      $71,697

     The affirmative vote of a majority of the aggregate voting power of the Company's outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders is required for approval of the 2000 Purchase Plan. If the 2000 Purchase Plan is not approved at the Annual Meeting of Stockholders, then the 2000 Purchase Plan and all future payroll deductions and offerings thereunder will be terminated.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PULITZER INC. 2000 STOCK PURCHASE PLAN.

                             PROPOSAL NUMBER THREE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. Deloitte & Touche LLP served as the independent auditors for the Company for its 2001 fiscal year and will serve in that capacity for the Company for the 2002 fiscal year. The Board of Directors will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

     For the Company's fiscal year ended December 30, 2001, fees for professional services performed by Deloitte & Touche LLP were as follows:

Audit Fees..................................................    $410,000
Financial Information Systems Design and Implementation
  Fees......................................................           0
All Other Fees(a)...........................................     423,500
                                                                --------
     Total..................................................    $833,500
                                                                ========

---------------

(a) Includes fees of $24,500 for the audit of the Company's employee benefit plans, tax services of $362,000 and internal audit services of $37,000. For the Company's fiscal year ending December 29, 2002, the Company's internal audits will be performed by Rubin, Brown, Gornstein & Co. LLP.

     The Audit Committee of the Board of Directors has considered whether the performance of services related to "All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 2003 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 29, 2002, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. Whether or not you expect to attend the meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

                                          By Order of the Board of Directors

                                          JAMES V. MALONEY
                                          Secretary

Dated: April 12, 2002

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER INC., ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

                                                                      APPENDIX A

                                 PULITZER INC.
                            2000 STOCK PURCHASE PLAN

                            ------------------------

                        (EFFECTIVE AS OF APRIL 1, 2000)

     1. PURPOSE. The purpose of the Plan is to provide eligible Employees of certain Designated Subsidiaries of the Company with a convenient way to acquire shares of the Company's Common Stock through payroll deductions.

     2. DEFINITIONS. Wherever used herein, the following terms have the following meanings:

          (a) "Account" means the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

          (b) "Board" means the Board of Directors of the company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Committee" means the administrative committee appointed by the Board to administer the Plan.

          (e) "Common Stock" means the common stock of the Company, $.01 par value per share,

          (f) "Company" means Pulitzer Inc,, a Delaware corporation, and any successor thereto.

          (g) "Compensation" means the base cash compensation paid by the Company or a Designated Affiliate to a Participant which is required to be reported as wages on the Participant's Form W-2, including such additional amounts which are not includable in gross income by reason of Sections 125, 402(e) or 402(h)(1)(B) of the Code, and excluding any bonuses, overtime pay, expense allowances and other irregular payments (except commissions).

          (h) "Designated Affiliate" means any Subsidiary which, has been designated from time to time by the Board to participate in the Plan including, without limitation, the Subsidiaries set forth on Schedule I hereto (as amended from time to time).

          (i) "Employee" means an individual who performs services for Designated Affiliate in an employer-employee relationship.

          (j) "Enrollment Date" means the first day of an Offering Period.

          (k) "Exercise Date" means the last business day of an Offering Period.

          (l) "Fair Market Value" means the closing sale price per share of the Common Stock as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale on such date, on the next preceding date.

          (m) "Offering Period" means the calendar quarter commencing as of April 1, 2000, and each calendar quarter thereafter; provided, however, that the Committee shall have the power to change the duration of Offering Periods and the commencement dates thereof from time to time.

          (n) "Participant" means any Employee for whom an Account is maintained under the Plan.

          (o) "Subsidiary" means (i) a partnership, limited liability company or other non-corporate entity at least fifty percent (50%) of the equity or voting interests of which is owned or controlled by the Company or any of its Subsidiaries, including, without limitation, a partnership or a limited liability company, or (ii) any other entity in which the Company or any of its Subsidiaries has an equity or other ownership interest and which is approved by the Board as a Subsidiary under the Plan.

     3. AVAILABLE SHARES. Subject to the provisions of Section 11 hereof, the maximum number of shares of Common Stock available for issuance pursuant to the Plan shall be equal to 300,000 less the number of shares issued under the Pulitzer Inc. 1999 Employee Stock Purchase Plan ("Qualified ESPP"). Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously-issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder.

     4. ADMINISTRATION. The Plan shall be administered by the same committee of the Board that is responsible for administering the Qualified ESPP. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan, to change the time covered by an offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decisions of the Committee with regard to questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or of a Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

     5. ELIGIBILITY AND ENROLLMENT. An Employee shall be eligible to become a Participant in the Plan on the Enrollment Date coincident with or next following the date he commences employment with a Designated Affiliate. An eligible Employee shall become a Participant for an Offering Period by completing a Plan enrollment form authorizing payroll deductions and filing it with the Company prior to the Offering Period. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, limit the number of shares of Common Stock a Participant may purchase during any Offering Period or any calendar year in a manner which is consistent with the limitations imposed under the Qualified ESPP. Notwithstanding any provisions of the Plan to the contrary, (a) no Employee may be granted the right to purchase Common Stock under the Plan if and to the extent that, immediately after the grant, such Employee would directly or indirectly own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (determined in accordance with Section 424(d) of the Code) or any parent or subsidiary corporation of the Company (within the meaning of Section 424 of the Code), and (b) at least a majority of the shares of Common Stock or shares of Common Stock underlying options awarded under the Plan, during the three year period commencing on the date the Plan is adopted by the Company, must be awarded to employees who are not officers or directors of the Company.

     6. PAYROLL DEDUCTION. At the time a Participant enrolls in the Plan, he or she shall be required elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election; provided, however, that no more than ten percent (10%) of a Participant's Compensation may be withheld under the Plan on any pay date, and provided further that the Committee, acting in its discretion, may establish a minimum required amount or percentage of Compensation which is required to be withheld during an Offering Period. All payroll deductions made for a Participant shall be credited to the Participant's Account. Interest shall not accrue on any amounts credited to a Participant's Account. The rate of a Participant's contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant in writing at such time and in such manner as the Committee may prescribe.

     7. PURCHASE OF SHARES. On each Exercise Date, the amount credited to a Participant's Account shall be used to purchase a whole number of shares of Common Stock, the number of which shall be determined by dividing the amount credited to the Participant's Account by the purchase price per share. Any amount remaining in the Participant's Account shall be converted to a fractional share unless the Committee, acting, in its discretion, determines that fractional shares shall not be credited to Participants under the Plan, in which event, subject to the Participant's continuing withdrawal right, such amount shall be credited to the Participant's Account as of the beginning of the next Offering Period. Subject to Section 11 of the Plan, the purchase price per share shall be equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date. If the total number of shares of Common stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously purchased for all Employees under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares shall be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

     8. DISCONTINUANCE AND WITHDRAWAL OF CONTRIBUTIONS; CHANGE OF RATE OF PAYROLL DEDUCTIONS.

          (a) Discontinuance or Withdrawal. At any time during an Offering Period, a Participant may notify the Company that the Participant wishes to discontinue contributions under the Plan. This notice shall be in writing and shall become effective as soon as practicable following its receipt by the Company. A Participant may elect to withdraw all, but not less than all, of the amount of his Account at any time during an Offering Period except on the Exercise Date with respect to that Offering Period. If a withdrawal is made during an Offering Period, no further contributions will be permitted during that Offering Period by the withdrawing Participant.

          (b) Withholding Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable after the Company's receipt of the new enrollment form.

     9. TERMINATION OF EMPLOYMENT. Any Participant whose employment with a Designated Affiliate is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant's Account during the Offering Period shall be returned to the Participant or, in the case of a deceased Participant, to the Participant's beneficiary, as soon as practicable after the Participant's termination of employment. For purposes of this Section 9, a Participant who its transferred from one Designated Affiliate to another or to the Company or any other Affiliate of the Company shall be deemed not to have terminated employment.

     10. RIGHTS AS A STOCKHOLDER. No shares of Common Stock shall be issued under the Plan until full payment therefor has been made (and/or provided for if all or a portion of the purchase price is being paid in installments). The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     11. CAPITAL CHANGES, REORGANIZATION, SALE.

          (a) Adjustments upon Changes in Capitalization. The number and class of shares of Common Stock which may be issued under the Plan, as well as the number and class of shares of Common stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

          (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant shall be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant's Account which is not used to purchase Common Stock before the Exchange Transaction shall be distributed to the Participant. Notwithstanding the preceding sentence, (1) if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock shall be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis; and (2) the Committee, acting in its discretion, may suspend operation of the Plan as of any date that occurs after a contract is made which, if consummated, would result in an Exchange Transaction and before the Exchange Transaction is consummated.

          (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

          (d) Fractional Shares. In the event of any adjustment in the number of shares of Common Stock covered by any right pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such right will cover only the number of full shares of Common Stock resulting from the adjustment.

          (e) Determination of Board to be Final. All adjustments under this
     Section 11 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     12. AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan at any time; provided that any such amendment shall be subject to the approval of the Company's stockholders if and to the extent such approval is necessary or desirable to comply with applicable law or exchange requirements.

     13. TRANSFERABILITY. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant's lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant's Account in the event of the Participant's death during an Offering Period. A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant's death, the Participant's estate shall be deemed to be his designated beneficiary.

     14. NO RIGHTS CONFERRED. Nothing contained in the Plan shall be deemed to give any individual any right to be retained in the service or employ of a Designated Subsidiary or to interfere with the right of the Designated Subsidiary to discharge him at any time.

     15. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     16. LEGAL REQUIREMENTS. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     17. GOVERNING LAW. The Plan shall be governed by the laws of the State of Delaware, without regard to its conflict of laws provisions.

     18. DECISIONS AND DETERMINATIONS OF COMMITTEE TO BE FINAL. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final, binding and conclusive.

                                   SCHEDULE I

1. The Saint Louis Post-Dispatch LLC

2. STLtoday.com (formerly, postnet.com LLC and Pulitzer Network Systems LLC)

3. STL Distribution Services LLC (formerly, Gateway Consumer Services LLC, Arch Distributing LLC, and SCR LLC)

                                                                      APPENDIX B

                                      PROXY
                                  PULITZER INC.
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD May 14, 2002

Michael E. Pulitzer and David E. Moore, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of common stock of Pulitzer Inc. (the "Company") held of record by the undersigned on April 2, 2002, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on May 14, 2002, at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, MO 63105, and at any adjournment thereof.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The signor acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 14, 2002, the Proxy Statement of the Company, each dated April 12, 2002, and the Company's Annual Report for the fiscal year ended December 30, 2001, each of which has been furnished herewith.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                                                                  SEE REVERSE
                                                                     SIDE


     /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL /\




               ELECTRONIC DELIVERY OF NEXT YEAR'S PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit: HTTP://WWW.ECONSENT.COM/PTZ

[ X ]     PLEASE MARK
          YOUR VOTES AS
          IN THIS
          EXAMPLE.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES SET FORTH BELOW AND "FOR" PROPOSALS 2 AND 3.

                   FOR all
                   nominees             WITHHOLD
                 listed below           AUTHORITY
                 (except as            to vote for
                marked to the         all nominees
               contrary below)        listed below

                                                                         2.  Proposal No. 2 - Approval of   FOR   AGAINST  ABSTAIN
                                                                             the Pulitzer Inc. 2000 Stock   [  ]    [  ]    [  ]
                                                                             Purchase Plan.
                                            Nominees:                                                       FOR   AGAINST  ABSTAIN
1. Proposal                                 01 - Emily Rauh Pulitzer     3.  Proposal No. 3 - Ratification  [  ]    [  ]    [  ]
   No. 1                                    02 - James M. Snowden, Jr.       of the appointment of Deloitte
   Election         [    ]    [    ]        03 - Robert C. Woodworth         & Touche LLP as independent
   of Class A                                                                auditors of the Company for
   Directors.                                                                the 2002 fiscal year.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY                       THE UNDERSIGNED HEREBY REVOKES ANY PROXY TO VOTE
             INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S                    SHARES OF COMMON STOCK OF THE COMPANY HERETOFORE
             NAME ON THE LINE SET FORTH BELOW.                           GIVEN BY THE UNDERSIGNED.



SIGNATURE(S)                                              DATE
            ----------------------------------------          ------------------

NOTE: Please sign exactly as name appears hereon. Each joint owner should sign. Executors, administrators, trustees, etc., should give full title.


    /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL /\





                                  PULITZER INC.

Dear Stockholder:

Pulitzer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone, 24 hours a day, 7 days a week. This eliminates the need to return the attached proxy card.

To vote your shares by these means, please use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. To ensure that your vote will be counted, please cast your Internet or telephonic vote before 12:01 a.m. on May 14, 2002.

1.  To vote over the Internet:
      * Log on to the Internet and go to the web site
        HTTP://WWW.EPROXYVOTE.COM/PTZ

2.  To vote by telephone:
      * On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)
      * Outside of the U.S. and Canada call 201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the attached proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.





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